EXHIBIT 99.3

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

Unaudited Supplementary Segment Information

(In millions)

Institutional Securities

	For the Year Ended December 31,
	2003	2002	2001

Revenues:
Principal transactions-net	$(826)	$(1,356)	$1,195
Investment banking and advisory	1,654	2,010	2,505
Commissions	971	1,091	825
Interest and dividends	2,342	2,018	944
Other	95	47	253
Total net revenues	4,236	3,810	5,722
Total expenses	3,678	4,762	5,780
Income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle	$558	$(952)	$(58)

Segment Assets	$239,733	$223,269	$203,617

Wealth & Asset Management

	For the Year Ended December 31,
	2003	2002	2001

Revenues:
Principal transactions-net	$184	$60	$(116)
Investment banking and advisory	99	144	166
Asset Management and Other Fees	322	414	671
Interest and dividends	50	40	63
Other	106	495	—
Total net revenues	761	1,153	784
Total expenses	750	682	1,190
Income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle	$11	$471	$(406)

Segment Assets (1)	$1,833	$13,186	$16,448

(1)                                  Segment assets for the Wealth & Asset Management segment as of December 31, 2002 and 2001 include the assets of the Pershing unit which was sold to The Bank of New York, Inc. on May 1, 2003.